EXHIBIT 23

CONSENT OF CHERRY, BEKAERT & Holland, L.L.P.

The Board of Directors
Citizens South Banking Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657, 333-111228) of Citizens South Banking
Corporation of our report dated March 3, 2005, relating to the consolidated statements of condition and related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003, and 2002 which is included in the December 31, 2004 Annual Report on Form 10-K of Citizens South Banking Corporation.


/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 9, 2005

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